Exhibit 99.1

NEWS RELEASE
Lakes Entertainment, Inc.
130 Cheshire Lane, Suite 101
Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:
Timothy Cope — (952) 449-7030

FOR IMMEDIATE RELEASE:
April 7, 2010

LAKES ENTERTAINMENT, INC. ANNOUNCES DECISION OF IOWA TRIBE OF
OKLAHOMA
MINNEAPOLIS, April 7, 2010 — Lakes Entertainment, Inc. (NASDAQ: LACO) announced today that the Iowa Tribe of Oklahoma (“Tribe”) has decided not to pursue the proposed Ioway Casino with a subsidiary of Lakes Entertainment. Lakes was operating under a Gaming Development Consulting Agreement (“Agreement”) with the Tribe to provide development consulting services related to the proposed Ioway Casino development. Lakes will continue to manage the Cimarron Casino for the Tribe.
Lakes was not receiving any compensation for its consulting services under the Agreement. Lakes had planned to manage the Ioway Casino under a management contract, subject to regulatory approvals. The project had been delayed several years due to various economic and regulatory issues primarily related to the Tribe receiving the necessary approvals from the Bureau of Indian Affairs on their land accumulation plan.
Lakes has advanced approximately $5 million to the Tribe related to Ioway Casino project under the existing Agreement. Lakes intends to work with the Tribe to resolve all of the financial terms of the contract including repayment of the advances.
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with four separate Tribes for casino operations in Michigan, California, and Oklahoma, for a total of five separate casino sites. Lakes is currently managing the Cimarron Casino for the Iowa Tribe of Oklahoma, the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians and the Red Hawk Casino for the Shingle Springs

Band of Miwok Indians. Lakes is also involved in other business activities, including the licensing of table games to Tribal and non-Tribal casinos.
The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange Commission.
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